EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED SECOND QUARTER FISCAL 2015 RESULTS

—	Second Quarter Net Revenues Increased 4% to $2.0 Billion, Led by Retail Segment Growth
—	Better-Than-Expected Operating Margin of 14.4% Reflects Disciplined Operational Management and Continued Investments in the Company’s Strategic Growth Initiatives
—	Earnings Per Diluted Share Was $2.25 in the Second Quarter
—	The Company Adjusts Its Fiscal 2015 Outlook for Foreign Currency Impacts

NEW YORK--(BUSINESS WIRE)—October 29, 2014-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $201 million, or $2.25 per diluted share, for the second quarter of Fiscal 2015, compared to net income of $205 million, or $2.23 per diluted share, for the second quarter of Fiscal 2014.

“It’s been an incredibly active and exciting last few months for our Company,” said Ralph Lauren, Chairman and Chief Executive Officer. “We achieved several critical goals, including the launch of Polo for women, the opening of our first Polo flagship store on Fifth Avenue, and our first dual-gender Ralph Lauren flagship in Greater China. These milestones showcase the strength and scope of our luxury positioning and represent some of our most compelling opportunities. Our sustained focus on expanding our international presence, extending our global retail reach and innovating with new products has always served us well. I believe the investments we are making today will create significant value for shareholders over the long term.”

“Our better-than-expected second quarter results showcase the operational discipline of our organization,” said Jacki Nemerov, President and Chief Operating Officer. “Despite the challenging global macroeconomic environment, we continue to experience strong momentum in key areas of strategic focus, including double-digit revenue growth internationally and for our e-commerce business. We’re also delivering improved profitability for underlying operations, which is helping to fund investments in our longer-term objectives. I am confident we are well-positioned for the upcoming Holiday season, supported by the distinctiveness of our luxury lifestyle positioning and the desirability of our products.”

Second Quarter Fiscal 2015 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2015 increased 4% to $2.0 billion led by retail segment expansion, including double-digit international growth.

—	Wholesale Sales. Wholesale segment sales were $943 million in the second quarter of Fiscal 2015, 2% above the prior year period, reflecting growth in all geographic regions.

—	Retail Sales. Retail sales rose 7% to $1.0 billion in the second quarter, led by double-digit growth internationally and for global e-commerce operations. Consolidated comparable store sales increased 1% on both a reported and constant currency basis during the second quarter.

—	Licensing. Licensing revenues of $45 million in the second quarter were 2% above the prior year period, reflecting higher royalties from increased sales of Ralph Lauren products.

Gross Profit. Gross profit for the second quarter of Fiscal 2015 increased 4% to $1.1 billion. Gross profit margin of 56.8% was 20 basis points above the prior year period, primarily due to favorable channel and geographic mix.

Operating Expenses. Operating expenses of $846 million in the second quarter were 7% greater than the prior year period. The higher operating expenses are attributable to incremental investments in global retail development, advertising, marketing and infrastructure. The growth in operating expenses was partially offset by disciplined operational management.

Operating Income. Operating income for the second quarter of Fiscal 2015 was $286 million, 3% below the prior year. Operating margin was 14.4%, 100 basis points below the second quarter of Fiscal 2014 and better than the outlook provided in August due to strong and proactive operational management, in addition to a shift in the timing of certain expenses into the back half of Fiscal 2015. The lower operating margin is a result of higher operating expenses associated with incremental investments in the Company’s long-term growth strategies.

—
Wholesale Operating Income. Wholesale operating income rose 2% to $247 million in the second quarter of Fiscal 2015. Wholesale operating margin of 26.2% was in line with the prior year period as improved profitability for underlying operations was offset by increased investments in advertising and marketing.

—
Retail Operating Income. Retail operating income of $137 million was 1% above the prior year period. Retail operating margin declined 80 basis points to 13.6%, as expenses associated with the Company’s global store and e-commerce development efforts, in addition to increased investments in advertising and marketing, more than offset improved profitability for underlying operations.

—	Licensing Operating Income. Licensing operating income of $42 million rose 2% from the prior year period, consistent with the increase in licensing revenues.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2015 was $201 million, 2% below the $205 million achieved in the comparable period of Fiscal 2014. Net income per diluted share increased 1% to $2.25 from $2.23.

Second Quarter Fiscal 2015 Balance Sheet and Cash Flow Review

The Company ended the second quarter with $1.2 billion in cash and investments, or $683 million in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $835 million in net cash at the end of the second quarter of Fiscal 2014. The second quarter ended with inventory of $1.3 billion compared to $1.2 billion in the prior year period. The increase in inventory reflects investments to support anticipated sales growth for existing operations and new store openings.

The Company had $91 million in capital expenditures in the second quarter of Fiscal 2015, compared to $148 million in the prior year period.  The Company repurchased approximately 0.4 million shares of Class A Common Stock during the second quarter, utilizing $70 million of its share repurchase authorization and bringing year-to-date repurchases to $250 million. Approximately $330 million remains available for future share repurchases.

Global Retail Store Network

The Company ended the second quarter of Fiscal 2015 with 448 directly operated stores, comprised of 143 Ralph Lauren stores, 62 Club Monaco stores and 243 Polo factory stores. The Company also operated 494 concession shop locations worldwide at the end of the second quarter. In addition to Company-operated locations, international licensing partners operated 65 Ralph Lauren stores and 20 dedicated shops, as well as 110 Club Monaco stores and shops at the end of the second quarter.

Fiscal 2015 Outlook

The Company is maintaining its constant dollar outlook for Fiscal 2015. However, as a result of recent, unfavorable foreign currency movements, the Company now expects consolidated net revenues for Fiscal 2015 to increase by 5%-7% compared to its previous outlook of 6%-8% growth. The Fiscal 2015 operating margin is still estimated to be approximately 75-125 basis points below Fiscal 2014’s level, likely at the mid-to-low end of that range due to incrementally negative foreign currency movements. The full year Fiscal 2015 tax rate is estimated at 30%.

In the third quarter of Fiscal 2015, the Company expects consolidated net revenues to increase by 3%-5%, including a 200 basis point net negative impact from foreign currency translation. Operating margin for the third quarter of Fiscal 2015 is expected to be approximately 100-150 basis points below the comparable prior year period due to higher cost of goods and incremental investments in the Company’s strategic growth objectives. The third quarter tax rate is estimated at 30%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, October 29, 2014, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal 2015 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, October 29, 2014 through 6:00 P.M. Eastern, Wednesday, November 5, 2014 by dialing 203-369-0920 and entering passcode 8897.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain merchandise categories; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt

Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 27,	March 29,	September 28,
	2014	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$483	$797	$839
Short-term investments	708	488	572
Accounts receivable, net of allowances	641	588	577
Inventories	1,292	1,020	1,215
Income tax receivable	62	62	34
Deferred tax assets	150	150	119
Prepaid expenses and other current assets	224	224	202
Total current assets	3,560	3,329	3,558
Property and equipment, net	1,411	1,322	1,280
Deferred tax assets	45	39	22
Goodwill	940	964	967
Intangible assets, net	283	299	318
Other non-current assets	159	137	121
Total assets	$6,398	$6,090	$6,266
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$210	$-	$283
Accounts payable	255	203	219
Income tax payable	56	77	22
Accrued expenses and other current liabilities	762	690	694
Total current liabilities	1,283	970	1,218
Long-term debt	300	300	300
Non-current liability for unrecognized tax benefits	133	132	155
Other non-current liabilities	653	654	602
Total liabilities	2,369	2,056	2,275
Equity:
Common stock	1	1	1
Additional paid-in-capital	2,056	1,979	1,884
Retained earnings	5,530	5,257	4,961
Treasury stock, Class A, at cost	(3,598)	(3,317)	(2,969)
Accumulated other comprehensive income	40	114	114
Total equity	4,029	4,034	3,991
Total liabilities and equity	$6,398	$6,090	$6,266

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 27,	September 28,
	2014	2013

Wholesale net sales	$943	$928
Retail net sales	1,006	944
Net sales	1,949	1,872
Licensing revenue	45	43
Net revenues	1,994	1,915
Cost of goods sold(a)	(862)	(831)
Gross profit	1,132	1,084
Selling, general, and administrative expenses(a)	(837)	(777)
Amortization of intangible assets	(7)	(10)
Restructuring and other charges	(2)	(2)
Total other operating expenses, net	(846)	(789)
Operating income	286	295
Foreign currency gains (losses)	(3)	1
Interest expense	(5)	(7)
Interest and other income, net	3	2
Equity in losses of equity-method investees	(3)	(3)
Income before provision for income taxes	278	288
Provision for income taxes	(77)	(83)
Net income	$201	$205
Net income per share - Basic	$2.27	$2.28
Net income per share - Diluted	$2.25	$2.23
Weighted average shares outstanding - Basic	88.4	90.4
Weighted average shares outstanding - Diluted	89.2	92.2
Dividends declared per share	$0.45	$0.40
(a) Includes total depreciation expense of:	$(65)	$(56)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 27,	September 28,
	2014	2013

Wholesale net sales	$1,651	$1,663
Retail net sales	1,966	1,823
Net sales	3,617	3,486
Licensing revenue	85	82
Net revenues	3,702	3,568
Cost of goods sold(a)	(1,527)	(1,480)
Gross profit	2,175	2,088
Selling, general, and administrative expenses(a)	(1,626)	(1,512)
Amortization of intangible assets	(13)	(19)
Gain on acquisition of Chaps	-	16
Restructuring and other charges	(6)	(2)
Total other operating expenses, net	(1,645)	(1,517)
Operating income	530	571
Foreign currency losses	(6)	(5)
Interest expense	(9)	(12)
Interest and other income, net	4	4
Equity in losses of equity-method investees	(6)	(5)
Income before provision for income taxes	513	553
Provision for income taxes	(150)	(167)
Net income	$363	$386
Net income per share - Basic	$4.09	$4.27
Net income per share - Diluted	$4.05	$4.17
Weighted average shares outstanding - Basic	88.7	90.6
Weighted average shares outstanding - Diluted	89.7	92.6
Dividends declared per share	$0.90	$0.80
(a) Includes total depreciation expense of:	$(128)	$(107)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended September 27, 2014 and September 28, 2013 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Net revenues:
Wholesale	$943	$928	$1,651	$1,663
Retail	1,006	944	1,966	1,823
Licensing	45	43	85	82
Total net revenues	$1,994	$1,915	$3,702	$3,568
* Operating income:
Wholesale	$247	$243	$427	$450
Retail	137	135	305	300
Licensing	42	40	78	75
	426	418	810	825
Less:
Unallocated corporate expenses	(138)	(121)	(274)	(268)
Gain on acquisition of Chaps	-	-	-	16
Unallocated restructuring and other charges	(2)	(2)	(6)	(2)
Total operating income	$286	$295	$530	$571

*
During the fourth quarter of Fiscal 2014, the Company changed the manner in which it allocates certain costs for management reporting due to strategic changes it is implementing to globalize certain functions that will position the Company for future growth. These changes included realigning certain costs between segments and retaining other costs at the corporate level for some of the Company's global functions. Management believes these changes allow for a better representation of segment profitability and are aligned with how segment performance is assessed. This expense realignment did not result in a change to the Company’s reportable segments. However, as a result of these changes, the Company determined that it is more appropriate to retain certain previously allocated corporate expenses within its corporate unallocated expenses. All prior period segment information has been recast to reflect the change in the Company’s segment measurement on a comparable basis.  This recast had no impact on the Company’s consolidated financial statements in any period.

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended September 27, 2014 % Change		Six Months Ended September 27, 2014 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	1%	1%	2%	1%

Operating Segment Data

	Three Months Ended		% Change
	September 27, 2014	September 28, 2013	As Reported	Constant Currency
Wholesale net sales	$943	$928	1.7%	1.7%
Retail net sales	1,006	944	6.5%	5.8%
Net sales	1,949	1,872	4.2%	3.8%
Licensing revenue	45	43	1.9%	1.9%
Net revenues	$1,994	$1,915	4.1%	3.7%

	Six Months Ended		% Change
	September 27, 2014	September 28, 2013	As Reported	Constant Currency
Wholesale net sales	$1,651	$1,663	(0.7%)	(0.9%)
Retail net sales	1,966	1,823	7.8%	6.8%
Net sales	3,617	3,486	3.8%	3.1%
Licensing revenue	85	82	2.8%	2.8%
Net revenues	$3,702	$3,568	3.8%	3.1%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. Constant currency measures are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
Or
Corporate Communications
Malcolm Carfrae, 212-583-2262